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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          AIR-CURE TECHNOLOGIES, INC.


     Air-Cure Technologies, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

     1. Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

     "FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 31,000,000 shares, of which 30,000,000 shares shall be designated Common Stock, par value $.001 per share, and 1,000,000 shares shall be designated Preferred Stock, par value $.01 per share. The Board of Directors may authorize the issuance from time to time of the Preferred Stock in one or more series with such designations, preferences, qualifications, limitations, restrictions and optional or other special rights (which may differ with respect to each series) as the Board may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series:

     (1) The number of shares which shall constitute the series and the name of the series;

     (2) The rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;

     (3) The prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;

     (4) The rights, if any, of holders of shares of the series to convert such shares into, or to exchange such shares for, shares of any other class of stock of the Corporation;

     (5) The terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series;

     (6) The rights and preferences, if any, of the holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation;

     (7) The limitations, if any, applicable while such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series; and



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     (8) The voting rights, if any, to be provided for shares of the series."

     2. The forgoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on July ___, 1996.

                                              AIR-CURE TECHNOLOGIES, INC.



                                              /s/ Lawrance W. McAfee
                                              -------------------------------
                                              Lawrance W. McAfee
                                              Executive Vice President

ATTEST:

/s/ David Crays
- --------------------------------
David Crays, Assistant Secretary




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